EXHIBIT 10.2
ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS
     Set forth below are arrangements between ABM Industries Incorporated (the “Registrant”) and various of its directors that are not set forth in a formal written document.
     On October 18, 2004, the Governance Committee of the Board of Directors of the Registrant approved the compensation of non-employee directors for its fiscal year beginning November 1, 2004. These compensation arrangements are effective through October 31, 2006. Non-employee directors receive an annual retainer of $36,000, and meeting fees of $2,000 for in-person Board and Committee meetings, $2,000 for telephonic meetings of two or more hours, and $1,000 for telephonic meetings of less than two hours. In addition, the Chair of the Audit Committee receives an additional fee of 100% of the applicable meeting fee for each Audit Committee meeting and each of the Chairs of the other Committees (Governance Committee, Compensation Committee, and Executive Committee) receives an additional fee of 50% of the applicable meeting fee for each meeting of his or her respective Committee. The fees to the Committee Chairs took effect November 1, 2004, except for the Chair of the Executive Committee, which took effect January 1, 2005.
     During this period, the Chairman of the Board receives an additional annual retainer of $36,000. Former Chairman of the Board Martinn Mandles, whose employment ended on November 1, 2004, received an additional $50,000 in fiscal year 2005 for certain transition services, which fee continued on a pro-rata basis through January 31, 2006.
     As a result of the expected reduced frequency of meetings of the Executive Committee on a going forward basis, effective January 1, 2005, Registrant made a lump sum retirement payment of $300,000 to Chairman of the Executive Committee William Steele and terminated the annual consulting retainer of $100,000 paid to Mr. Steele. The Registrant paid an annual fee of $100,000 to director Theodore Rosenberg in 2005, which fee continued on a pro-rata basis through January 31, 2006.
     On September 5, 2006, the Governance Committee of the Board of Directors of the Registrant approved the cash compensation of non-employee directors for its fiscal year beginning November 1, 2006. These compensation arrangements will be effective until amended. Non-employee directors receive an annual retainer of $40,000, and meeting fees of $2,000 for Board and Audit Committee meetings and $1,500 for meetings of the Compensation Committee, Executive Committee and Governance Committee. In addition, the Chairman of the Board receives an additional retainer of $40,000 per year; the Chair of the Audit Committee receives an additional retainer of $15,000 per year, the Chair of the Compensation Committee receives an additional retainer of $7,500, and the Chairs of the Executive Committee and Governance Committee receive additional retainers of $5,000.
     On September 6, 2006, the Board of Directors approved the equity compensation of non-employee directors. This equity compensation is effective until amended by the Board. On the date of the Annual Meeting of Stockholders each year beginning with the 2007 Annual Meeting, each of the non-employee directors will receive a grant of restricted stock units with a value of $70,000, calculated by dividing $70,000 by the fair market value of ABM common stock on the date of grant. The restricted stock units will vest in equal pro-rata amounts over a three year period. The restricted stock units will be credited with dividend equivalents that will be converted to additional stock units on the same terms and conditions as the underlying restricted stock units. The restricted stock units will be settled in shares of common stock upon the date of vesting or if deferred under a Director Deferred Compensation Plan then in effect, on the settlement date under that plan. A new non-employee director named to the Board will receive a pro-rata grant of restricted stock units upon appointment.

     On September 5, 2006, the Governance Committee of the Board of Directors approved the termination of the director retirement plan for new directors. In addition, the Governance Committee recommended that the Board establish an unfunded Director Deferred Compensation Plan effective October 31, 2006, and the conversion of the interests of current directors in the director retirement plan to deferred compensation in the new plan. Current directors who do not convert their interests in the director retirement plan after its establishment will not be eligible for equity grants.